EXHIBIT 21


           SUBSIDIARIES OF CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.

        All of the corporations listed below were incorporated in Delaware except where otherwise noted:


          CCPR, Inc.
          CCPR Services, Inc.
          CCPR of the Virgin Islands, Inc.
          CCPR Paging, Inc.
          CCPR Telecommunications, Inc.
          Merrimack Telecommunications Corp. (Florida corporation) San Juan Cellular Telephone Company (District of Columbia partnership)
          SJCT, Inc.
          USVI Cellular Telephone Corporation
          USVI Paging, Inc.